As filed with the Securities and Exchange Commission on June 22, 2012

Registration No. 333-44922

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GTSI CORP.

(Exact name of registrant as specified in its charter)

Delaware	54-1248422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2553 Dulles View Drive, #100

Herndon, Virginia 20171-5219

(703) 502-2000

(Address of Principal Executive Offices, Including Zip Code)

GOVERNMENT TECHNOLOGY SERVICES, INC.

1991 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Sterling Phillips

Chief Executive Officer

GTSI Corp.

2553 Dulles View Drive, #100

Herndon, Virginia 20171-5219

(703) 502-2000

(Name, Address, and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement filed on Form S-8 (Registration No. 333-44922) (the “Registration Statement”) filed with the Securities and Exchange Commission on August 31, 2000.

On June 20, 2012, pursuant to the Agreement and Plan of Merger, dated as of May 7, 2012 the (“Merger Agreement”), by and among GTSI Corp., a Delaware corporation (the “Company”), UNICOM Systems, Inc., a California corporation (“Parent”), and UNICOM SUB ONE, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. Pursuant to the terms of the Merger Agreement, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held in the treasury of the Company and shares owned by Parent, Merger Sub, or any subsidiary of Parent or the Company (which shares were cancelled)) and (ii) shares in respect of which dissenter’s rights are properly exercised under Section 262 of the Delaware General Corporation Law) was converted into the right to receive $7.75 per share, without interest.

As a result of the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Herndon, Commonwealth of Virginia, on this June 22, 2012.

GTSI Corp.

By:	/s/ Sterling E. Phillips, Jr.

Sterling E. Phillips, Jr.

Chief Executive Officer and President